Exhibit 99.1

Unaudited Attributed Financial Information for Tracking Stock Groups

The following tables present Liberty Media Corporation’s (“Liberty” or the “Company”) assets and liabilities as of September 30, 2025, revenue and expenses for the three and nine months ended September 30, 2025 and 2024 and cash flows for the nine months ended September 30, 2025 and 2024. The tables further present our assets, liabilities, revenue, expenses and cash flows that are attributed to the Liberty Formula One Group (the “Formula One Group”), the Liberty Live Group and the Liberty SiriusXM Group (prior to the Liberty Sirius XM Holdings Split-Off, as defined in note 1), respectively. The financial information should be read in conjunction with our condensed consolidated financial statements for the nine months ended September 30, 2025 included in this Quarterly Report on Form 10-Q.

Notwithstanding the following attribution of assets, liabilities, revenue, expenses and cash flows to the Formula One Group, the Liberty Live Group and the Liberty SiriusXM Group (prior to the Liberty Sirius XM Holdings Split-Off, as defined in note 1), our tracking stock capital structure does not affect the ownership or the respective legal title to our assets or responsibility for our liabilities. We and our subsidiaries are each responsible for our respective liabilities. Holders of Liberty Formula One common stock and Liberty Live common stock are holders of our common stock and are subject to risks associated with an investment in our company and all of our businesses, assets and liabilities. The issuance of Liberty Formula One common stock and Liberty Live common stock does not affect the rights of our creditors.

SUMMARY ATTRIBUTED FINANCIAL DATA

Formula One Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2025	2024

	amounts in millions
Cash and cash equivalents	$1,291	2,631
Investments in affiliates, accounted for using the equity method	$33	33
Goodwill	$7,200	4,134
Intangible assets subject to amortization, net	$5,267	2,689
Total assets	$16,360	11,759
Long-term debt, including current portion	$5,164	2,992
Attributed net assets	$7,932	7,388

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024

	amounts in millions
Revenue	$1,085	911	2,873	2,486
Cost of motorsport revenue	$(631)	(554)	(1,696)	(1,472)
Selling, general and administrative expense (1)	$(131)	(115)	(343)	(303)
Operating income (loss)	$158	110	371	264
Interest expense	$(79)	(54)	(176)	(162)
Share of earnings (losses) of affiliates, net	$(3)	(1)	(8)	(6)
Realized and unrealized gains (losses) on financial instruments, net	$17	39	259	86
Income tax (expense) benefit	$(23)	2	(72)	(20)
Earnings (loss) attributable to Liberty stockholders	$66	117	470	218
(1)	Includes stock-based compensation of $7 million and $6 million for the three months ended September 30, 2025 and 2024, respectively, and $15 million and $24 million for the nine months ended September 30, 2025 and 2024, respectively.

Liberty Live Group

Summary Balance Sheet Data:

	September 30,	December 31,
	2025	2024

	amounts in millions
Cash and cash equivalents	$297	325
Investments in affiliates, accounted for using the equity method	$708	458
Total assets	$1,489	1,223
Long-term debt, including current portion	$1,873	1,556
Attributed net assets	$(556)	(359)

Summary Statement of Operations Data:

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Selling, general and administrative expense (1)	$(9)	(3)	(20)	(7)
Operating income (loss)	$(9)	(3)	(20)	(7)
Share of earnings (losses) of affiliates, net	$124	117	201	181
Income tax (expense) benefit	$13	(5)	67	(21)
Earnings (loss) attributable to Liberty stockholders	$(53)	15	(248)	76
(1)	Includes stock-based compensation expense of $1 million for each of the three months ended September 30, 2025 and 2024, and $3 million for each of the nine months ended September 30, 2025 and 2024.

BALANCE SHEET INFORMATION

September 30, 2025

(unaudited)

	Attributed (note 1)
		Liberty
	Formula One	Live	Inter-Group	Consolidated
	Group	Group	Eliminations	Liberty

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,291	297	—	1,588
Trade and other receivables, net	302	1	—	303
Other current assets	468	—	—	468
Total current assets	2,061	298	—	2,359
Investments in affiliates, accounted for using the equity method (note 1)	33	708	—	741

Property and equipment, at cost	1,029	—	—	1,029
Accumulated depreciation	(202)	—	—	(202)
	827	—	—	827

Goodwill	7,200	—	—	7,200
Intangible assets subject to amortization, net	5,267	—	—	5,267
Deferred income tax assets	560	267	(28)	799
Other assets	412	216	—	628
Total assets	$16,360	1,489	(28)	17,821

Liabilities and Equity
Current liabilities:
Intergroup payable (receivable) (note 3)	$2	(2)	—	—
Accounts payable and accrued liabilities	472	2	—	474
Current portion of debt	42	1,873	—	1,915
Deferred revenue	1,090	—	—	1,090
Financial instrument liabilities	1	—	—	1
Other current liabilities	46	—	—	46
Total current liabilities	1,653	1,873	—	3,526
Long-term debt (note 1)	5,122	—	—	5,122
Deferred income tax liabilities	688	—	(28)	660
Other liabilities	273	150	—	423
Total liabilities	7,736	2,023	(28)	9,731
Redeemable noncontrolling interests in equity of subsidiary	692	—	—	692
Equity / Attributed net assets	7,932	(556)	—	7,376
Noncontrolling interests in equity of subsidiaries	—	22	—	22
Total liabilities and equity	$16,360	1,489	(28)	17,821

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2025

(unaudited)

	Attributed (note 1)
		Liberty
	Formula One	Live	Consolidated
	Group	Group	Liberty

	amounts in millions
Revenue:
Motorsport revenue	$1,024	—	1,024
Other revenue	61	—	61
Total revenue	1,085	—	1,085
Operating costs and expenses:
Cost of motorsport revenue (exclusive of depreciation shown separately below)	631	—	631
Other cost of sales	33	—	33
Selling, general and administrative, including stock-based compensation (note 2)	131	9	140
Acquisition costs	14	—	14
Depreciation and amortization	118	—	118
	927	9	936
Operating income (loss)	158	(9)	149
Other income (expense):
Interest expense	(79)	(7)	(86)
Share of earnings (losses) of affiliates, net	(3)	124	121
Realized and unrealized gains (losses) on financial instruments, net	17	(177)	(160)
Other, net	(4)	3	(1)
	(69)	(57)	(126)
Earnings (loss) before income taxes	89	(66)	23
Income tax (expense) benefit	(23)	13	(10)
Net earnings (loss)	66	(53)	13
Less net earnings (loss) attributable to the noncontrolling interests	—	—	—
Net earnings (loss) attributable to Liberty stockholders	$66	(53)	13

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2025

(unaudited)

	Attributed (note 1)
		Liberty
	Formula One	Live	Consolidated
	Group	Group	Liberty

	amounts in millions
Revenue:
Motorsport revenue	$2,627	—	2,627
Other revenue	246	—	246
Total revenue	2,873	—	2,873
Operating costs and expenses:
Cost of motorsport revenue (exclusive of depreciation shown separately below)	1,696	—	1,696
Other cost of sales	160	—	160
Selling, general and administrative, including stock-based compensation (note 2)	343	20	363
Acquisition costs	28	—	28
Depreciation and amortization	275	—	275
	2,502	20	2,522
Operating income (loss)	371	(20)	351
Other income (expense):
Interest expense	(176)	(22)	(198)
Share of earnings (losses) of affiliates, net	(8)	201	193
Realized and unrealized gains (losses) on financial instruments, net	259	(483)	(224)
Other, net	96	9	105
	171	(295)	(124)
Earnings (loss) from income taxes	542	(315)	227
Income tax (expense) benefit	(72)	67	(5)
Net earnings (loss)	470	(248)	222
Less net earnings (loss) attributable to the noncontrolling interests	—	—	—
Net earnings (loss) attributable to Liberty stockholders	$470	(248)	222

STATEMENT OF OPERATIONS INFORMATION

Three months ended September 30, 2024

(unaudited)

	Attributed (note 1)
		Liberty	Liberty
	Formula One	Live	SiriusXM	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Motorsport revenue	$848	—	—	848
Other revenue	63	—	—	63
Total revenue	911	—	—	911
Operating costs and expenses:
Cost of motorsport revenue (exclusive of depreciation shown separately below)	554	—	—	554
Other cost of sales	41	—	—	41
Selling, general and administrative, including stock-based compensation (note 2)	115	3	—	118
Acquisition costs	3	—	—	3
Depreciation and amortization	88	—	—	88
	801	3	—	804
Operating income (loss)	110	(3)	—	107
Other income (expense):
Interest expense	(54)	(8)	—	(62)
Share of earnings (losses) of affiliates, net	(1)	117	—	116
Realized and unrealized gains (losses) on financial instruments, net	39	(94)	—	(55)
Other, net	21	8	—	29
	5	23	—	28
Earnings (loss) from continuing operations before income taxes	115	20	—	135
Income tax (expense) benefit	2	(5)	—	(3)
Net earnings (loss) from continuing operations	117	15	—	132
Net earnings (loss) from discontinued operations	—	—	(3,002)	(3,002)
Net earnings (loss)	117	15	(3,002)	(2,870)
Less net earnings (loss) attributable to the noncontrolling interests	—	—	(502)	(502)
Net earnings (loss) attributable to Liberty stockholders	$117	15	(2,500)	(2,368)

STATEMENT OF OPERATIONS INFORMATION

Nine months ended September 30, 2024

(unaudited)

	Attributed (note 1)
		Liberty	Liberty
	Formula One	Live	SiriusXM	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Revenue:
Motorsport revenue	$2,251	—	—	2,251
Other revenue	235	—	—	235
Total revenue	2,486	—	—	2,486
Operating costs and expenses:
Cost of motorsport revenue (exclusive of depreciation shown separately below)	1,472	—	—	1,472
Other cost of sales	161	—	—	161
Selling, general and administrative, including stock-based compensation (note 2)	303	7	—	310
Acquisition costs	23	—	—	23
Depreciation and amortization	263	—	—	263
	2,222	7	—	2,229
Operating income (loss)	264	(7)	—	257
Other income (expense):
Interest expense	(162)	(22)	—	(184)
Share of earnings (losses) of affiliates, net	(6)	181	—	175
Realized and unrealized gains (losses) on financial instruments, net	86	(75)	—	11
Other, net	56	20	—	76
	(26)	104	—	78
Earnings (loss) from continuing operations before income taxes	238	97	—	335
Income tax (expense) benefit	(20)	(21)	—	(41)
Net earnings (loss) from continuing operations	218	76	—	294
Net earnings (loss) from discontinued operations	—	—	(2,412)	(2,412)
Net earnings (loss)	218	76	(2,412)	(2,118)
Less net earnings (loss) attributable to the noncontrolling interests	—	—	(410)	(410)
Net earnings (loss) attributable to Liberty stockholders	$218	76	(2,002)	(1,708)

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2025

(unaudited)

	Attributed (note 1)
		Liberty
	Formula One	Live	Consolidated
	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$470	(248)	222
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	275	—	275
Stock-based compensation	15	3	18
Share of (earnings) loss of affiliates, net	8	(201)	(193)
Realized and unrealized (gains) losses on financial instruments, net	(259)	483	224
Deferred income tax expense (benefit)	(1)	(63)	(64)
Intergroup tax allocation	4	(4)	—
Other, net	(2)	1	(1)
Changes in operating assets and liabilities
Current and other assets	(262)	—	(262)
Payables and other liabilities	565	1	566
Net cash provided (used) by operating activities	813	(28)	785
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(22)	(1)	(23)
Cash proceeds from dispositions	26	—	26
Cash (paid) received for acquisitions, net of cash acquired	(3,267)	—	(3,267)
Capital expended for property and equipment, including internal-use software and website development	(58)	—	(58)
Cash proceeds from foreign currency forward contracts	3,700	—	3,700
Cash paid for foreign currency forward contracts	(3,503)	—	(3,503)
Other investing activities, net	(13)	—	(13)
Net cash provided (used) by investing activities	(3,137)	(1)	(3,138)
Cash flows from financing activities:
Borrowings of debt	1,748	—	1,748
Repayments of debt	(746)	—	(746)
Other financing activities, net	(13)	1	(12)
Net cash provided (used) by financing activities	989	1	990
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	12	—	12
Net increase (decrease) in cash, cash equivalents and restricted cash	(1,323)	(28)	(1,351)
Cash, cash equivalents and restricted cash at beginning of period	2,638	325	2,963
Cash, cash equivalents and restricted cash at end of period	$1,315	297	1,612

STATEMENT OF CASH FLOWS INFORMATION

Nine months ended September 30, 2024

(unaudited)

	Attributed (note 1)
		Liberty	Liberty
	Formula One	Live	SiriusXM	Consolidated
	Group	Group	Group	Liberty

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$218	76	(2,412)	(2,118)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Net (earnings) loss from discontinued operations	—	—	2,412	2,412
Depreciation and amortization	263	—	—	263
Stock-based compensation	24	3	—	27
Share of (earnings) loss of affiliates, net	6	(181)	—	(175)
Realized and unrealized (gains) losses on financial instruments, net	(86)	75	—	(11)
Deferred income tax expense (benefit)	22	22	—	44
Intergroup tax allocation	(97)	(1)	—	(98)
Intergroup tax (payments) receipts	128	3	—	131
Other, net	25	(4)	—	21
Changes in operating assets and liabilities
Current and other assets	(71)	—	—	(71)
Payables and other liabilities	155	(4)	—	151
Net cash provided (used) by operating activities	587	(11)	—	576
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(7)	(3)	—	(10)
Cash proceeds from dispositions	—	107	—	107
Cash (paid) received for acquisitions, net of cash acquired	(205)	—	—	(205)
Capital expended for property and equipment, including internal-use software and website development	(52)	—	—	(52)
Other investing activities, net	(13)	1	—	(12)
Net cash provided (used) by investing activities	(277)	105	—	(172)
Cash flows from financing activities:
Borrowings of debt	644	—	—	644
Repayments of debt	(671)	(12)	—	(683)
Issuance of Series C Liberty Formula One common stock	939	—	—	939
Other financing activities, net	42	1	—	43
Net cash provided (used) by financing activities	954	(11)	—	943
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	1	—	—	1
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	—	—	879	879
Cash provided (used) by investing activities	—	—	(709)	(709)
Cash provided (used) by financing activities	—	—	(485)	(485)
Net cash provided (used) by discontinued operations	—	—	(315)	(315)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,265	83	(315)	1,033
Cash, cash equivalents and restricted cash at beginning of period	1,408	305	315	2,028
Cash, cash equivalents and restricted cash at end of period	$2,673	388	—	3,061

Notes to Attributed Financial Information (Continued)

(unaudited)

(1)	A tracking stock is a type of common stock that the issuing company intends to reflect or "track" the economic performance of a particular business or "group," rather than the economic performance of the company as a whole.

On August 3, 2023, the Company reclassified its then-outstanding shares of common stock into three new tracking stocks — Liberty SiriusXM common stock, Liberty Formula One common stock and Liberty Live common stock, and, in connection therewith, provided for the attribution of the businesses, assets and liabilities of the Company’s remaining tracking stock groups among its newly created Liberty SiriusXM Group, Formula One Group and Liberty Live Group (the “Reclassification”). As a result of the Reclassification, each then-outstanding share of Liberty SiriusXM common stock was reclassified into one share of the corresponding series of new Liberty SiriusXM common stock and 0.2500 of a share of the corresponding series of Liberty Live common stock and each outstanding share of Liberty Formula One common stock was reclassified into one share of the corresponding series of new Liberty Formula One common stock and 0.0428 of a share of the corresponding series of Liberty Live common stock.

On September 9, 2024, Liberty completed the split-off (the “Liberty Sirius XM Holdings Split-Off”) of its wholly owned subsidiary, Liberty Sirius XM Holdings Inc. (“Liberty Sirius XM Holdings”). The Liberty Sirius XM Holdings Split-Off was accomplished through the redemption by the Company of each outstanding share of Liberty SiriusXM common stock in exchange for 0.8375 of a share of Liberty Sirius XM Holdings common stock, with cash paid in lieu of fractional shares. Liberty Sirius XM Holdings was comprised of the businesses, assets and liabilities attributed to the Liberty SiriusXM Group immediately prior to the Liberty Sirius XM Holdings Split-Off. The Liberty Sirius XM Holdings Split-Off was intended to be tax-free to holders of Liberty SiriusXM common stock (except with respect to cash received in lieu of fractional shares).

Liberty Sirius XM Holdings is presented as a discontinued operation in the Company’s condensed consolidated financial statements as the Liberty Sirius XM Holdings Split-Off represents a strategic shift that had a major effect on the Company’s operations and financial results.

While the Formula One Group and Liberty Live Group have separate collections of businesses, assets and liabilities attributed to them, no group is a separate legal entity and therefore cannot own assets, issue securities or enter into legally binding agreements. Holders of tracking stock have no direct claim to the group's stock or assets and therefore, do not own, by virtue of their ownership of a Liberty tracking stock, any equity or voting interest in a public company, such as Live Nation Entertainment, Inc. (“Live Nation”), in which Liberty holds an interest and that is attributed to a Liberty tracking stock group, the Liberty Live Group. Holders of tracking stock are also not represented by separate boards of directors. Instead, holders of tracking stock are stockholders of the parent corporation, with a single board of directors and subject to all of the risks and liabilities of the parent corporation.

As of September 30, 2025, the Formula One Group was primarily comprised of Liberty’s interests in Formula 1, Dorna Sports, S.L. (“MotoGP”) and QuintEvents, LLC (“QuintEvents”), cash and Liberty’s 2.25% Convertible Senior Notes due 2027. As of September 30, 2025, the Formula One Group had cash and cash equivalents of approximately $1,291 million, which included $825 million of subsidiary cash.

As described in more detail in note 4 to the Company’s condensed consolidated financial statements, on July 3, 2025, the Company acquired approximately 84% of the equity interests in MotoGP for a preliminary purchase price of approximately $3,659 million, funded with cash on hand and borrowings of $1.0 billion under the Incremental Term Loans, as defined in note 9 to the Company’s condensed consolidated financial statements. Following the acquisition of MotoGP, approximately 16% of the equity interests in MotoGP continue to be owned by certain of the sellers.

As of September 30, 2025, the Liberty Live Group was primarily comprised of Liberty’s interest in Live Nation, cash, other minority investments, Liberty’s 2.375% Exchangeable Senior Debentures due 2053 and an undrawn margin loan.

Notes to Attributed Financial Information (Continued)

(unaudited)

Prior to the Liberty Sirius XM Holdings Split-Off, the Liberty SiriusXM common stock was intended to track and reflect the separate economic performance of the businesses, assets and liabilities attributed to the Liberty SiriusXM Group. At the time of the Liberty Sirius XM Holdings Split-Off, the Liberty SiriusXM Group was comprised of Liberty’s interest in Sirius XM Holdings, corporate cash, Liberty’s 3.75% Convertible Senior Notes due 2028, Liberty’s 2.75% Exchangeable Senior Debentures due 2049 and a margin loan obligation incurred by a wholly-owned special purpose subsidiary of Liberty. As previously disclosed, Liberty Sirius XM Holdings is presented as a discontinued operation in the Company’s condensed consolidated financial statements.

On November 13, 2024, the Company announced that it is pursuing a plan to splitoff the Liberty Live Group (the “Liberty Live Split-Off”). Immediately prior to the Liberty Live Split-Off, QuintEvents, interests in certain private assets and cash will be reattributed from the Formula One Group to the Liberty Live Group in exchange for interests in certain other private assets. Any cash consideration will be determined at a future date based on relative valuations of the assets that are being reattributed. The Liberty Live Split-Off will be effected through the redemption of Liberty Live common stock in exchange for common stock of a newly formed company, Liberty Live Holdings, Inc. (“Liberty Live”). The Company will redeem each outstanding share of its Series A, Series B and Series C Liberty Live common stock for one share of the corresponding series of common stock of Liberty Live. As a result of the Liberty Live Split-Off, the Company and Liberty Live will be separate publicly traded companies, and the Company’s outstanding common stock, the Liberty Formula One common stock, will no longer be a tracking stock. The Liberty Live Split-Off is subject to various conditions including, among other things, shareholder approval and the receipt of an opinion of tax counsel. The Liberty Live Split-Off is currently expected to be completed on December 15, 2025 and is intended to be tax-free to stockholders of the Company.

For information relating to investments in affiliates accounted for using the equity method and debt, see notes 8 and 9, respectively, of the Company’s condensed consolidated financial statements.

(2)	Cash compensation expense for our corporate employees is allocated between the Formula One Group and the Liberty Live Group and between the Formula One Group, the Liberty Live Group and the Liberty SiriusXM Group prior to the Liberty Sirius XM Holdings Split-Off based on the estimated percentage of time spent providing services for each group. On an annual basis, estimated time spent is determined through an interview process and a review of personnel duties unless transactions significantly change the composition of companies, businesses and investments in either respective group that would require a timelier reevaluation of estimated time spent. Other general and administrative expenses are charged directly to the respective groups whenever possible and are otherwise allocated based on estimated usage or other reasonably determined methodology. Stock compensation related to each tracking stock is calculated based on actual awards outstanding.

While we believe that this allocation method is reasonable and fair to each group, we may elect to change the allocation methodology or percentages used to allocate general and administrative expenses in the future.

(3)	The intergroup balances at September 30, 2025 include the impact of the timing of certain tax benefits which are subject to the tracking stock tax sharing policies.
(4)	The Liberty Formula One common stock and Liberty Live common stock have voting and conversion rights under our restated charter. Holders of Series A common stock of each group are entitled to one vote per share, and holders of Series B common stock of each group are entitled to ten votes per share. Holders of Series C common stock of each group are generally not entitled to vote, except as (and then only to the extent) required by Delaware law, and in such limited cases are entitled to 1/100th of a vote per share. In general, holders of Series A and Series B common stock vote as a single class. In certain limited circumstances, the board may elect to seek the approval of the holders of only Series A and Series B Liberty Formula One common stock, or only Series A and Series B Liberty Live common stock.

At the option of the holder, each share of Series B common stock of each group will be convertible into one share of Series A common stock of the same group. Shares of Series A common stock and shares of Series C common stock of each group are not convertible by the holder into any other security. At the discretion of our board, the common stock related to one group may be converted into common stock of the same series that is related to another group.